Exhibit (d)(26)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, effective as of October 1, 2015, by and among Ivy Investment Management Company, a Delaware corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Adviser”) and Apollo Credit Management, LLC, a Delaware limited liability company, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”).

WHEREAS, the Adviser is the investment manager to the Ivy Funds (the “Trust”), an open-end diversified investment management company organized as a series fund pursuant to the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to an investment management agreement, dated as of November 13, 2008 (the “Management Agreement”) by and between the Adviser and the Trust; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio management services in connection with the Adviser’s investment advisory activities on behalf of the Trust’s Ivy Apollo Strategic Income Fund and Ivy Apollo Multi-Asset Income Fund (hereinafter, if referring to one of the funds, the “Fund”, and if referring to both funds, the “Funds”), and the Sub-Adviser desires to furnish such services to the Adviser.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	Appointment of Sub-Adviser

(a)

In accordance with and subject to the Management Agreement, the Adviser hereby appoints the Sub-Adviser to act as sub-adviser for each Fund, subject to the overall direction of the Trust’s Board of Trustees (the “Board”) and the Adviser, for the period and on the terms hereinafter set forth. The Sub-Adviser acknowledges and agrees that the various investment management services provided herein will apply to the portion of a Fund’s assets allocated to Sub-Adviser by the Adviser, from time to time, which may consist of all, a portion or none of the Fund’s assets (for each Fund, the “Sub-Advised Portion”). The method of determining net asset value of the Sub-Advised Portion for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and redemption price of the shares as described in the Prospectus and the Statement of Additional Information of the Trust. The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to oversight of the Board and the Adviser, to render the services and to assume the obligations set forth herein for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

(b)

The Adviser and the Board understand that the value of investments made for the Sub-Advised Portion may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made and are not making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Board acknowledge that each Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by the Sub-Adviser are subject to various market and business risks.

2.	Obligations of and Services to be Provided by the Sub-Adviser

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to both Funds and each respective Sub-Advised Portion:

(1)

The Sub-Adviser shall formulate and implement a continuous investment program for the Sub-Advised Portion (the “Investment Program”), determining in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion and in doing so will use its commercially reasonable best efforts to act in a manner consistent with (i) the applicable provisions of the Declaration of Trust, the Bylaws, the Registration Statement, (ii) the current Prospectus and the Statement of Additional Information of the Trust; (iii) the investment objectives, policies and restrictions of such Fund as set forth in such documents, and (iv) Derivatives Documentation (defined below). Within the Investment Program, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment and hedging decisions for the Fund with respect to the Sub-Advised Portion. For clarity, such investments and hedging decisions involving derivative instruments shall be implemented and executed in accordance with subparagraph 2(a)(6) below. The Adviser agrees to promptly inform the Sub-Adviser in writing of any changes to any of such documents.

(2)

In carrying out its obligations to manage the investments and reinvestments of the Sub-Advised Portion, the Sub-Adviser shall take such steps as are reasonably necessary to implement the aforementioned investment program by purchase and sale of securities and other investments, including the placing, or directing the placement through an affiliate of the Sub-Adviser, of orders for such purchases and sales.

(3)

In connection with the purchase and sale of securities and other investments on behalf of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) and the custodian for the Trust (the “Custodian”) on a daily basis such confirmation, trade tickets and other documents as may be reasonably necessary to enable them to perform their administrative responsibilities with respect to the Fund.

With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Trust. The Sub-Adviser will not take custody of any Fund investments.

a.

The Sub-Adviser shall work with the appropriate parties (e.g., broker-dealers, Custodian) to reasonably help facilitate appropriate settlement of each purchase or sale executed by the Sub-Adviser on behalf of the Fund. Sub-Adviser shall communicate all trade details (including cancellations and revisions) to the Adviser, the broker, and the Trust’s Custodian on a timely basis.

b.

The Sub-Adviser shall be responsible for determining the level of cash to be held in the Sub-Advised Portion. The Adviser shall retain all responsibility for the investment and management of cash for the Sub-Advised Portion and for investing such cash in compliance with applicable regulations, interpretations, including any daily sweep into another investment vehicle, and in accordance with a list of eligible cash investments provided by the Adviser to the Sub-Adviser; provided that the Sub-Adviser may periodically review such list upon reasonable notice and the Adviser, in good faith, may take into consideration recommendations made by the Sub-Adviser regarding such list; provided further that the decisions regarding eligible cash investments made by the Adviser will be final whether or not the Sub-Adviser’s recommendations were incorporated.

c.

The Sub-Adviser shall be responsible for trading and hedging foreign currency with respect to the Sub-Advised Portion for the foreign currencies set forth in a list to be provided by the Sub-Adviser to the Adviser from time to time and shall communicate all such trade details (including cancellations and revisions) to the Adviser and the Custodian on a timely basis. For clarity, any hedging of foreign currency involving derivative instruments shall be implemented and executed in accordance with subparagraph 2(a)(6) below.

d.

Upon reasonable notice, the Sub-Adviser shall render such reports to the Adviser and/or to the Board concerning the investment activity and portfolio composition of the Sub-Advised Portion in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

(4)

The Sub-Adviser shall, in the name of the Trust, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Trust’s

Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), the relevant regulations and rules of the Commodity Futures Trading Commission (“CFTC”), and the 1940 Act. In connection with the placement of orders for the execution of the Sub-Advised Portion’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage or transaction execution records of the Sub-Advised Portion in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. The Sub-Adviser agrees that all records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (“SEC”), the Trust or any person retained by the Trust upon the Trust’s or the Adviser’s written and reasonable request; provided, however, that such examinations shall: (a) be made during normal business hours; (b) be made with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable; and (c) be conducted at the sole expense of the Adviser, as applicable. For the avoidance of doubt and except as otherwise expressly provided in the immediately preceding sentence, the Fund and the Adviser shall have the right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser that relate to the Sub-Advised Portion, as required by applicable laws, rules or regulations in order for it to fulfill its duties as a registered investment adviser of an open-end management investment company. The Sub-Adviser further agrees to preserve for the periods and in the places prescribed by the Rules under the 1940 Act the records required to be maintained thereunder.

(5)

The Sub-Adviser is authorized, subject to the supervision of the Adviser and the Board, to establish and maintain accounts on behalf of the Fund with, and place orders for the purchase and sale of the Sub-Advised Portion’s portfolio securities or other investments (excluding Derivative Transactions (defined below)) with or through, such persons, brokers, dealers or other counterparties (including, to the extent permitted by applicable law and by the Fund or the Adviser, any broker, dealer or other counterparty affiliated with the Sub-Adviser) (collectively, “brokers”) as the Sub-Adviser may elect and negotiate commissions or spreads to be paid on such transactions. In the selection of such brokers and the placing of such orders, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent permitted in accordance with Section 28(e) of the Securities Exchange Act of 1934, SEC guidance thereunder or otherwise. Without limiting the foregoing, the Adviser and the Sub-Adviser agree that, in seeking to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the best interests of the Sub-Advised Portion at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker involved, and the quality of service rendered by the broker in other transactions. Subject to the Trust’s governing documents, or as may be mutually agreed to by the Adviser and the Sub-Adviser in writing, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser an amount of commission for effecting an investment transaction for the Sub-Advised Portion that is in excess of the amount of commission that another broker would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibility of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. It is recognized that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

The Sub-Adviser shall render such reports as reasonably requested to the Adviser and/or to the Board regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Sub-Advised Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution; provided the allocation of such aggregated trades and the associated costs are not less favorable to the Fund than other clients of the Sub-Adviser. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in accordance with the procedures approved by the Sub-Adviser and provided to the Adviser.

(6)

The Sub-Adviser is authorized, subject to the supervision of the Adviser and the Board, to place orders for the purchase and sale of the Sub-Advised Portion’s exchange-traded derivatives (“Listed Derivatives”) and/or over-the-counter derivatives (“OTC Derivatives”) (“Listed Derivatives” and “OTC Derivatives,” together, referred to as “Derivative Transactions”). Derivative Transactions shall be governed by the applicable Listed Derivatives and OTC Derivatives documentation executed by the Adviser including ISDA Master Agreements and corresponding Credit Support Annex, Master Confirmation Agreements, and Confirmations, listed options on margin agreements, listed options agreements, listed derivatives account documents for futures and options on futures, futures account applications, clearing documentation for OTC Derivatives, clearing documentation for Listed Derivatives, account control agreements for OTC Derivatives, account control agreements for Listed Derivatives, and agreements with execution and clearing brokers, among other agreements (documentation related to Listed Derivatives and OTC Derivatives signed by the Adviser shall be referred to as “Derivatives Documentation”). The Sub-Adviser is not authorized to trade Derivative Transactions under derivatives documentation that it has signed with swap counterparties, futures commission merchants, and/or clearing or execution brokers and the Sub-Adviser understands that trading Derivative Transactions under its own derivative documentation may jeopardize the Funds’ ability to exercise its termination, bilateral close-out netting, and collateral set-off rights with legal certainty in the event that the Adviser needs to exercise its rights under one of the Derivatives Documentation. Notwithstanding anything to the contrary herein, Sub-Adviser is authorized to execute Confirmations and other confirming documentation for any and all trades that Sub-Adviser is authorized to enter into on behalf of the Funds pursuant to this Agreement; provided that should any Derivative Transaction be entered into by the Adviser on behalf of the Sub-Advised Portion as part of a block trade that the Sub-Adviser desires to be a part of, the Sub-Adviser consents to the electronic matching platform or confirmations of the trades that the Adviser will process on behalf of the entire block trade.

(7) The Adviser does not authorize the Sub-Adviser to use its discretion to enter into new trades, make any payments, or exercise any default or early termination rights in accordance with the terms of the applicable Derivative Transactions and/or the provisions of the relevant Derivatives Documentation if the Sub-Adviser becomes aware that a relevant derivative dealer, futures commission merchant, executing broker or clearing broker (if singular, “Relevant Party,” if plural, “Relevant Parties”) experiences a potential event of any default or any potential right of termination by the non-Relevant Party in a Derivatives Documentation (“Financial Distress”). If the Sub-Adviser receives notice by phone or email by the Adviser or if at least two major newspaper publications publish an article about the Relevant Party’s Financial Distress, the Sub-Adviser will be deemed to have been made aware of the Relevant Party’s Financial Distress. The Sub-Adviser agrees that the Adviser will take responsibility for the entire Fund (including the Sub-Advised Portion) with respect to exercising the Fund’s rights under the applicable Derivatives Documentation and Derivative Transactions. Such Adviser’s responsibility includes using the Adviser’s discretion on whether the occurrence of an Event of Default, a Potential Event of Default, or a Termination Event has occurred with respect to a Relevant Party, determining an Early Termination Date and drafting and distributing an Early Termination Notice, making calculations with respect to an amount payable for the Affected Transactions or all relevant Transactions, determining the course of action to comply with the ISDA Resolution Stay Protocol, if applicable, and generally doing what is necessary to best manage and minimize the exposure to a Relevant Party’s financial crisis. Capitalized words used in this paragraph shall have the meaning ascribed to them in the applicable ISDA Master Agreement. The Sub-Adviser shall notify the Adviser promptly after the Sub-Adviser becomes aware of any Financial Distress that a Relevant Party may be experiencing or has experienced. Similarly, the Adviser shall notify the Sub-Adviser promptly upon determining that a Financial Distress of a Relevant Party has occurred and the actions the Adviser has taken with respect to exercising the Fund’s rights under the applicable Derivatives Documentation and Derivative Transactions.

(b)

The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts with assets substantially similar to the Sub-Advised Portion for which it has direct investment responsibility. The Sub-Adviser shall comply with all applicable rules and regulations of the SEC, including restrictions and limitations provided in the 1940 Act including the requirements related to: (i) leveraging, liquidity (with the exception of the 15% illiquid securities limitation as it pertains to the Fund, unless the Adviser provides reasonable advance written notice of a purchase restriction on illiquid securities) and having written valuation policies and practice, (ii) having adequate internal controls, including staffing, compliance resources, and back-offices, and (iii) using marketing methods in compliance with the 1940 Act when interacting with the investors related to the Sub-Advised Portion of the Funds.

(c)

The Sub-Adviser shall comply with all reasonable requests of the Trust (through the Adviser) for information relating to the Sub-Adviser’s obligations under this Agreement, including information required in connection with the Trust’s filings with the SEC and state securities commissions. The Sub-Adviser shall use commercially reasonable efforts to review and comment within five (5) business days upon all disclosure about the Sub-Adviser or the Sub-Advised Portion contained or to be contained in the Registration Statement, Prospectus, other offering documents and marketing materials; provided, however, that the Adviser will not use any disclosure regarding the Sub-Adviser or the Sub-Advised Portion to which the Sub-Adviser has objected in writing within the foregoing timeframe as being inaccurate.

(d)

The Sub-Adviser shall furnish to the Adviser a monthly report to show: (i) the illiquid securities in the Sub-Advised Portion as reasonably determined by the Sub-Adviser, and (ii) any and all relevant characteristics of the securities or portfolio holdings and other relevant information in each case determined by the Sub-Adviser in a commercially reasonable manner that will allow the Adviser to perform adequate oversight of the risks and liquidity of the Sub-Advised Portion thereby allowing the Adviser to perform adequate oversight of the risks and liquidity of the entire Fund.

(e)

Sub-Adviser will cause the Sub-Advised Portion of the Fund to comply with the trading limitations set forth in CFTC Regulation 4.5(c)(2)(iii)(A) and (B) and shall subject each Sub-Advised Portion associated with each Fund to both tests described in 17 C.F.R. § 4.5(c)(2)(iii)(A) and in 17 C.F.R. § 4.5(c)(2)(iii)(B) on a daily basis without consideration of the other sleeves in the respective Funds;

(f)

Sub-Adviser will conduct a pre-trade calculation to ensure the limitations set forth in 17 C.F.R. § 4.5(c)(2)(iii)(A) and 17 C.F.R. § 4.5(c)(2)(iii)(B) will not be breached in the event that the Sub-Advised Portions are reaching their capacity with the two tests;

(g)

With respect to either of the Funds, Sub-Adviser will not be, and has not been, marketing participation to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options, or swap markets in any kind of written communication (electronic or otherwise), marketing material, and oral conversations with potential investors, investors, or the public.

(h)

Sub-Adviser further agrees: (i) to meet the testing requirements set forth in 17 C.F.R. § 4.5(c)(2)(iii)(A) and in 17 C.F.R. § 4.5(c)(2)(iii)(B), (ii) is aware of the material damage a breach of the testing will cause to the Funds and the Adviser; and (iii) will provide Adviser with advance notice by telephone and in writing (electronic is acceptable) to work out a solution jointly with the Adviser should the testings be reaching its capacity.

(i)

The Sub-Adviser shall furnish to the Adviser for distribution to the Board such periodic reports and information as the Trust’s officers or Board shall reasonably request. The Adviser shall provide the Sub-Adviser with at least forty-five (45) days’ prior written notice of the approximate date of any regular meeting of the Board.

(j)

The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Sub-Advised Portion. The Adviser shall instruct the Custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

The Sub-Adviser shall provide to the Adviser a copy of Sub-Adviser’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. The Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Fund. The records shall conform to the applicable SEC proxy regulations. Records of all applicable proxy voting records will be provided to the Adviser within three business days of any reasonable written request (voting records should be available in hard and soft copy).

(k)

The Sub-Adviser shall review all notices, including but not limited to corporate action notices and promptly provide to the Adviser a response to all corresponding reasonable requests for information in relation to the securities held in the Sub-Advised Portion. The Adviser shall instruct the Custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Adviser.

(l)

The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior management of the Sub-Adviser that would have a material effect on the Sub-Advised Portion.

(m)	The Sub-Adviser shall:

(1)	at least annually, make an in-person presentation to the Board on the Sub-Adviser’s performance of its services and the investment performance of the Fund;

(2)	respond to any formal questionnaire from the Board in performing the Sub-Adviser’s duties under Section 15(c) of the 1940 Act related to contract renewal;

(3)	respond to a formal questionnaire from the Adviser’s management in performing the Sub-Adviser’s duties under Section 15(c) related to contract renewal;

(4)

respond to compliance questionnaires from Adviser’s compliance officers in performance of the Sub-Adviser’s duties, provided that Adviser shall only be able to review Rule 206(4)-7 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) reports in person and provided, further, that such review (x) be made during normal business hours; (y) be made with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable; and (z) be conducted at the sole expense of the Fund or the Adviser, as applicable; and

(5)

with reasonable prior notice, make marketing presentations to various groups, including but not limited to broker/dealers, wholesalers, advisors, shareholders, industry participants, or members of the press.

(n)

The Sub-Adviser may not delegate to one or more entities any of the investment advisory services relating to or otherwise affecting the Sub-Advised Portion for which Sub-Adviser is responsible under this Agreement without the prior consent and approval of the Adviser and the Board. Subject to applicable law, the

Sub-Adviser may utilize the personnel of its affiliates to assist it with providing its services under this Agreement, provided that the Sub-Adviser will remain solely responsible and liable for the provision of services under this Agreement. In the event that Sub-Adviser requests, and the Adviser and the Board consent to, any such delegation, the Sub-Adviser will be responsible for the compensation, if any, of any such entities for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement and will supervise each delegate in its performance of its services for the Funds with a view to preventing violations of the federal securities laws.

3.	Delivery of Documents to the Adviser

The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(a)	The Sub-Adviser’s current Form ADV, as amended;

(b)	Separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the Custodian and the fund accounting agent of Trust assets for the Funds;

(c)	The Business Conduct Policy and/or the Code of Ethics of the Sub-Adviser as currently in effect; and

(d)

The Sub-Adviser’s compliance policies and procedures as currently in effect, including copies of its written policies and procedures that will assist the Adviser in determining compliance with the regulatory requirements including the liquidity of investments and fair valuation of illiquid assets.

The Sub-Adviser will furnish the Adviser from time to time with copies of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials became available to the Sub-Adviser.

4.	Expenses

Except as provided in this Section 4 and Section 11(b), in fulfilling the Sub-Adviser’s obligations hereunder, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Funds or the Adviser. During the term of this Agreement, except as set forth below, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its investment advisory obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or consult with such persons as it believes to be qualified to assist it in the execution of its investment advisory duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its affiliates. Notwithstanding the foregoing, brokerage commissions shall be at the expense of the Fund or the Adviser. To the extent that the Adviser requests the Sub-Adviser in writing to incur any expenses (other than expenses in connection with the Sub-Adviser fulfilling its investment advisory obligations under this Agreement) that would not be reimbursable by the Fund pursuant to the preceding sentence, the Adviser shall reimburse the Sub-Adviser for such expenses and the Fund or the Adviser will reimburse the Sub-Adviser for expenses incurred in connection with responding to regulatory requests related to the Trust, the Fund, the Sub-Advised Portion or the Adviser.

5.	Compensation

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect to each Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder an annual fee based on the net assets of the Sub-Advised Portion for each Fund. The amount of such annual fee is set forth in the schedule below:

Net Assets of the Sub-Advised Portion per Fund	Fee

Up to $200 million	0.90%

Over $200 million and up to $400 million	0.885%

Over $400 million and up to $600 million	0.87%

Over $600 million	0.85%

The sub-advisory fee under this Agreement shall be accrued daily and payable on the last business day of each month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by the Adviser relating to the previous month.

If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for that month according to the proportion of the number of calendar days in the month during which the Agreement is in effect with respect to the total number of calendar days in the month. The prorated monthly fee shall be payable within 15 calendar days after the date of termination.

6.	Renewal and Termination

(a)

This Agreement shall be effective as of the date given above and shall continue in effect for an initial two (2) years, and from year to year thereafter provided such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of a Fund, or by a vote of the majority of the Board who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ prior written notice, or (ii) by the Sub-Adviser upon sixty (60) days’ prior written notice to the Adviser and the Fund.

(b)	This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act and the rule thereunder, and upon any termination of the Management Agreement.

(c)

Due to the unique nature of the investments the Sub-Adviser expects to make with the Sub-Advised Portion, if this Agreement is terminated (and the Sub-Adviser is no longer an affiliated person (as defined in the 1940 Act) of the Fund) subject to the Adviser (or a successor investment sub-advisor to the assets that comprise the Sub-Advised Portion) determining, in accordance with its fiduciary duty to the Fund, that it would be appropriate to dispose of certain holdings of the Sub-Advised Portion, the Adviser shall (i) notify the Sub-Adviser of its intent to sell such assets and (ii) take reasonable steps to direct the Fund to sell such assets to the Sub-Adviser either at fair market value, which shall be the most recent value thereof used by the Fund for purposes of determining its net asset value, or, if the Adviser receives any offers from unaffiliated third parties to acquire such assets above fair market value, at a price greater than the highest offered by any such unaffiliated third party. The Adviser shall take reasonable steps to ensure the Sub-Advised Portion is transferred as soon as practicable following the sale of such assets to the Sub-Adviser as contemplated by this Section 6(c).

(d)

This Agreement shall not become effective unless and until it is approved by the Board, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the class of capital stock of the Fund.

(e)	The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

7.	Confidential Treatment

(a)

The Sub-Adviser agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Adviser discloses Fund Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Adviser or the Fund and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Fund Information”). Notwithstanding the foregoing, the term “Fund Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Adviser or any of its Representatives in breach of this Agreement, (ii) was or becomes available to the Sub-Adviser on a nonconfidential basis from a source other than the Adviser or the Fund or any of their Representatives; provided that such source is not known to the Sub-Adviser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Adviser or the Fund, or (iii) has been independently developed by the Sub-Adviser or any of its Representatives without using Fund Information and without violating any of its obligations under this Agreement.

(b)	The Adviser agrees that it will, and will cause its Representatives and the Fund and its Representatives to whom it discloses Apollo Information (as defined below) to,

hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Adviser and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Apollo Information”). Notwithstanding the foregoing, the term “Apollo Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Adviser, the Fund or any of their Representatives in breach of this Agreement, (ii) was or becomes available to the Adviser or the Fund on a nonconfidential basis from a source other than the Sub-Adviser or any of its Representatives; provided that such source is not known to the Adviser or the Fund to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Sub-Adviser, (iii) has been independently developed by the Adviser, the Fund or any of their Representatives without using Apollo Information and without violating any of their obligations under this Agreement; or (iv) the top-ten holdings of the Fund that are provided to the public monthly.

(c)

Except as otherwise expressly provided herein, the parties will not use or disclose (other than to their respective Representatives) any of the Fund Information or Apollo Information, as applicable, that the Adviser, the Fund and the Sub-Adviser are required to hold in confidence under this Section 7, as applicable, except in connection with the carrying out of the parties’ respective obligations hereunder. For purposes hereof, “Representatives” shall mean each of the parties’ respective affiliates, and its and their respective employees, directors, trustees, officers, agents and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors) who need to know the information for the purpose of carrying out the parties’ respective obligations hereunder.

(d)

In the event that the Sub-Adviser or its Representatives are required to disclose any Fund Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Adviser and/or any of its Representatives, the Sub-Adviser or such Representative shall provide (unless prohibited by law or regulation) the Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 7 by the Adviser, the Sub-Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any Fund Information, the Sub-Adviser or such Representative may, without liability hereunder, disclose that portion of the Fund Information that it deems it is legally required to be disclosed.

(e)

In the event that the Adviser or its Representatives are required to disclose any Apollo Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Adviser and/or any of its Representatives, the Adviser or such Representative shall provide (unless prohibited by law or regulation) the Sub-Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 7 by the Sub-Adviser, the Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any Apollo Information, the Adviser or such Representative may, without liability hereunder, disclose that portion of the Apollo Information that it deems it is legally required to be disclosed.

8.	Representations and Warranties

The Sub-Adviser represents and warrants to the Adviser as follows:

(a)

The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;

(c)	The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject including the 1940 Act; and

(d)

The Sub-Adviser has reviewed the portion of (i) the registration statement filed with the SEC, as amended from time to time, for the Fund (“Registration Statement”), and (ii) Fund’s prospectuses and statements of additional information (including amendments thereto), in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and Sub-Advised Portion and except as advised in writing to the Adviser such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

9.	Representations and Warranties

The Adviser hereby represents and warrants to the Sub-Adviser as follows:

(a)

The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Adviser has all requisite authority to enter into, execute, deliver and perform the Adviser’s obligations under this Agreement and the Management Agreement;

(c)	The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject;

(d)	The retention of the Sub-Adviser by the Adviser as contemplated by this Agreement is authorized by the governing documents of the Adviser and the Management Agreement; and

(e)

The Adviser has reviewed the portion of (i) the Registration Statement, and (ii) Fund’s prospectuses and statements of additional information (including amendments thereto), in each case with respect to all the disclosure, except for disclosure about the Sub-Adviser and Sub-Advised Portion, contain, as of their respective dates, no untrue statement of any material fact of which the Adviser has knowledge and do not omit any statement of a material fact of which the Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

(f)

The Adviser shall provide copies of all relevant Derivatives Documentation to Sub-Adviser upon Sub-Adviser’s request and shall promptly notify Sub-Adviser in writing of any material changes agreed to under any of the relevant Derivatives Documentation that could adversely impact the Sub-Advised Portion

10.	Compliance with Commodity Exchange Act

(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)

the Trust and each Fund, are excluded from the definition of “commodity pool operator” pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5, and the Trust and each Fund, will file the electronic notice as required by CFTC Regulation 4.5(c) and shall refile such notice annually as required;

(2)	the Adviser is exempt from registration as a commodity trading advisor pursuant to CFTC Regulation 4.6 with respect to each Fund;

(3)	each Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”); and

(4)	the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c) and each annual update, with respect to such exclusion.

(b) The Sub-Adviser hereby represents and warrants to the Adviser that the Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund;

(c)	The Adviser and the Sub-Adviser each further agree:

(1)

the Adviser and the Sub-Adviser shall each comply in all material respects with all requirements of the CEA and then-current CFTC regulations that apply to Adviser and Sub-Adviser, respectively, with respect to the Fund;

(2)

the Sub-Adviser shall provide reasonable cooperation to the Adviser and the Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations; and

(3)

The Adviser and the Sub-Adviser each further agrees to notify the other party promptly in writing if any of the representations and warranties contained in this Section 10 ceases to be accurate in any respect.

11.	Indemnification

(a)

Standard of Care and Liability. The Sub-Adviser will exercise its good faith judgment, act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. Except as set forth in Section 11(b), none of the Sub-Adviser, any of its affiliates or any of the respective partners, officers, trustees and employees of the Sub-Adviser or any such affiliate (“Affiliates”) or any person who within the meaning of the Securities Act of 1933 (the “1933 Act”) controls, is controlled by or is under common control with the Sub-Adviser (“Control Persons”) shall be subject to any liability to the Adviser or the Fund or to any shareholder of the Fund for any error of judgment or, mistake of law, or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by the Adviser to provide investment management services to the Fund, and shall not be subject to any liability to the Adviser, the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Sub-Adviser, its Affiliates or any Control Person of the Sub-Adviser against (1) such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, or (2) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was (x) made in reliance on information furnished to the Fund and the Adviser by the Sub-Adviser, its Affiliates or Control Persons and (y) the Sub-Adviser, its Affiliates or Control Persons consented to its disclosure expressly therein. Additionally, each of the Sub-Adviser, its Affiliates and each Control Person of the Sub-Adviser may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Adviser or the Fund or to any shareholder of the Fund for acting or refraining from acting on behalf of the Adviser or the Fund in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

(b)

Indemnification by the Sub-Adviser. The Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising from (i) the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in this Agreement, the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on and in conformity with written information furnished to the Fund and the Adviser by the Sub-Adviser for use therein; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)

Liability. Except as set forth in Section 11(d), none of the Adviser, its Affiliates, any Control Person of the Adviser or the Trust shall be subject to liability to the Sub-Adviser for any error of judgment or mistake of law by the Adviser pertaining to the Trust, provided that nothing herein shall be construed to protect the Adviser, its Affiliates, any Control Person of the Adviser, or the Trust in the event of (i) the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder or under the Management Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on and in conformity with written information furnished to the Trust and the Adviser by the Sub-Adviser for use therein.

(d)

Indemnification by the Adviser. The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise with respect to (i) any matter with respect to the operations of the Trust, including the Fund and the Sub-Advised Portion, the services of the Adviser or any Affiliate of the Adviser under the Management Agreement or the services of the Adviser or the Sub-Adviser under this Agreement and the services of any other sub-adviser with respect to any portion of the Trust’s assets, other than liabilities occurring as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Trust, including the Fund and the Sub-Advised Portion, unless such statement was made in reliance on and in conformity with written information furnished to the Fund and the Adviser by the Sub-Adviser for use therein. Notwithstanding the foregoing, in no case shall the Adviser’s indemnity hereunder be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)

Advance Payments by the Sub-Adviser. The Sub-Adviser shall make advance payments in connection with the expenses of defending any matter with respect to which indemnification might be sought by any indemnified party pursuant to Section 11(b) hereunder if the Sub-Adviser receives a written affirmation of such indemnified party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Sub-Adviser unless it is subsequently determined that such indemnified party is entitled to such indemnification. The advance payments to be made hereunder shall be paid by the Sub-Adviser to such indemnified party as soon as practicable but in any event no later than thirty (30) days after written demand by such indemnified party therefor to the Sub-Adviser.

(f)

Advance Payments by the Adviser. The Adviser shall make advance payments in connection with the expenses of defending any matter with respect to which indemnification might be sought by any indemnified party pursuant to Section 11(d) hereunder if the Sub-Adviser receives a written affirmation of such indemnified party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such indemnified party is entitled to such indemnification. The advance payments to be made hereunder shall be paid by the Adviser to such indemnified party as soon as practicable but in any event no later than thirty (30) days after written demand by such indemnified party therefor to the Adviser.

(g)	The rights accruing to any indemnified party of the Sub-Adviser under these provisions shall not exclude any other right to which such person may be lawfully entitled.

(h)	No provision of this Agreement shall be construed to protect any director or officer of the Adviser or Sub-Adviser from liability in violation of Sections 17(h) or (i) of the 1940 Act.

12.	Duties of the Adviser

The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.	Other Accounts

(a)

It is understood that the services provided by the Sub-Adviser are not to be deemed exclusive. The Adviser acknowledges that (i) the Sub-Adviser may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including fiduciary and other managed accounts and other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund, and (ii) it has read and acknowledges the conflicts disclosure in the Sub-Adviser’s Form ADV Part 2A, including Item 6: Performance-Based Fees and Side-by-Side Management. The Adviser agrees that the Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from or be in conflict with advice given or the timing or nature of action taken with respect to the Sub-Advised Portion, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other Client.

(b)

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(c)

In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser may not consult with any other sub-advisers for the Fund or other series of the Trust about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund or the Trust. Nothing in this Agreement shall be construed to prevent the Sub-Adviser from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

14.	Assignment by the Sub-Adviser

This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder).

15.	Jurisdiction

The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment.

Nothing in this Section 15 shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

16.	Notices

All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, facsimile or e-mail (confirmed by telephone); notice is effective when received. Notice shall be given to the parties at the following addresses, which may from time to time be changed by the parties by notice to the other party:

If to the Adviser:	For all notices:

IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Wendy J. Hills, Senior Vice President
and General Counsel

For notices or communications with respect to Sections 2(a)(6), 2(a)(7), 2(f) - (i), or Section 10, a mandatory copy to:

IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Emma Nakakuki, Senior Counsel
Legal Department

With mandatory copies to:

enakakuki@waddell.com; and
tdykman@waddell.com

If to the Trust or Fund:	IVY FUNDS
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Mara Herrington, Vice President

If to the Sub-Adviser:	Apollo Credit Management, LLC
9 West 57th Street, Suite 4800
New York, New York 10019
Attention: Joseph D. Glatt

17.	Severability

Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected adversely and shall remain in full force and effect.

18.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

19.	Headings; References

Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, any reference to a Section herein shall be deemed to be a reference to a Section of this Agreement.

20.	Amendments

This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved, if such approval is required by applicable law, by: (a) the Board or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

21.	No Third-Party Beneficiary

Other than the Funds and except with respect to the rights of indemnified persons hereunder, in each case, each of whom shall be an intended beneficiary, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party that is not a party hereto.

22.	Survival

The provisions of Sections 7, 8, 9, 11, 15 and 21 will survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Henry J. Herrmann
Name:	Henry J. Herrmann
Title:	President
Date:	September 29, 2015

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President
Date:	September 29, 2015